Exhibit 4.4

ROSS MILLER Secretary of State 204 North Carson Street Suite 1 Carson City, Nevada 99701-4520 (775) 684-5708 Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1:	Name of corporation:
NANOVIRICIDES, INC.

2.	Stockholder approval pursuant to statute has been obtained.

3.	The class or series of stock being amended:
Series A Convertible Preferred Stock

4.	By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:
1. Designation. The designation of preferred stock created hereby shall be “Series A Convertible Preferred Stock,” par value $0.001 per share (the “Series A Preferred Stock”.) and the number of shares constituting the Series A Preferred Stock shall be Eight Million Five Hundred Thousand (8,500,000) shares, par value $0.001 per share.

5.	Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

6.	Signature: (required)

X /s/ Anil Diwan
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation – After Revised 1-5-15